EXHIBIT 6


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


Bernstein Leibstone Associates, Inc. (the "Company") was acquired by Archway Capital, Inc. & Subsidiaries ("Archway") through a one-for-one share exchange. In connection with this acquisition, the operating assets and liabilities of the Company were sold. The Company's pro forma financial statements give effect to the acquisition and divestiture as if they occurred for balance sheet purposes on June 30, 1995 and for statement of operations purposes on April 1, 1994 (See Note 1).

In addition Archway acquired a majority interest in Clearshield Manufacturing Corporation and Subsidiaries ("Clearshield") on April 1, 1995. The pro forma statements of operations for the year ended March 31, 1995 reflects the acquisition as if it occurred on April 1, 1994 (See Note 2).

The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. These unaudited pro forma combined financial statements should be read in conjunction with the Company's audited financial statements dated March 31, 1995 and notes thereto.


UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 1995


                                                                     (1)

                                     Historical    Historical     Pro Forma

                                      Company        Archway      Adjustments
 Pro Forma
ASSETS:
  Cash                              $   10,664     $   40,320     $   (10,664)
 $   40,320
  Accounts receivable,
    net of allowance                   433,703         16,654        (433,703)
     16,654
  Inventories                          329,880         65,041        (329,880)
     65,041
  Other current assets                    -            28,740            -
     28,740

    Current Assets                     774,247        150,755        (774,247)
    150,755

  Property and equipment, net of
    accumulated depreciation            55,394        386,881         (55,394)
    386,881
  Note receivable, net
    of allowance                       549,901           -           (549,901)
       -
  Note receivable WLAI (Note 4)           -              -            941,348
    941,348
  Other assets                         234,793        516,711        (234,793)
    516,711

    TOTAL ASSETS                     1,614,335      1,054,347        (672,987)
  1,995,695


LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Accounts payable and
    accrued expenses                   516,589        433,440        (516,589)
    433,440
  Notes Payable                        167,122        212,600        (167,122)
    212,600

    Current liabilities                683,711        646,040        (683,711)
    646,040

  Minority Interest                       -            77,776            -
     77,776

  Common stock                          41,000        567,585        (434,668)
    173,917
  Additional paid-in capital         2,236,201           -           (901,185)
  1,335,016
  Accumulated deficit               (1,346,577)      (237,054)      1,346,577
   (237,054)

    Total Stockholders' Equity         930,624        330,531          10,724
  1,271,879

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY            $1,614,335     $1,054,347     $  (672,987)
 $1,995,695



UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS PERIOD ENDED JUNE 30, 1995

                                                                    (1),(3)
                                    Historical     Historical      Pro Forma

                                     Company        Archway       Adjustments
 Pro Forma

SALES                               $  515,961     $  236,381     $  (515,961)
 $  236,381
COST OF SALES                          338,401        226,866        (338,401)
    226,866

                                       177,560          9,515        (177,560)
      9,515

SELLING, GENERAL &
  ADMINISTRATIVE EXPENSES              211,933        166,561        (211,933)
    166,561

  Loss from Operations                  34,373        157,046         (34,373)
    157,046

INTEREST INCOME                         25,872         (2,002)        (25,872)
     (2,002)

OTHER, NET                              4,538            -             (4,538)
       -

  Net Loss Before Income Taxes
    and Minority Interest              13,039         155,044         (13,039)
    155,044

(BENEFIT) FOR INCOME TAXES             (2,312)           -              2,312
       -

MINORITY INTEREST                        -             46,693            -
     46,693

NET LOSS                           $   10,727      $  108,351     $   (10,727)
 $  108,351

NET LOSS PER SHARE                 $     0.00      $     0.01
$      0.01

Weighted average common
  shares outstanding                4,100,000      13,291,700             -
 17,391,700



UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 1995


(1),(2),(3)
                              Historical     Historical      Historical     Pro
Forma
                                Company        Archway      Clearshield
Adjustments    Pro Forma

SALES                         $  2,762,712   $      4,371   $    455,267   $
(2,762,712)  $   459,638
COST OF SALES                    2,162,391         10,873        453,049
(2,162,391)      463,922

                                   600,321         (6,502)         2,218
(600,321)       (4,284)

SELLING, GENERAL &
  ADMINISTRATIVE EXPENSES          926,081        139,443        657,865
(926,081)      797,308

  Loss from Operations             325,760        145,945        655,647
(325,760)      801,592

INTEREST INCOME                     56,203         10,378          1,821
(56,203)       12,199

OTHER, NET                          44,402           -              -
(44,402)         -

  Net Loss Before Income Tax
    and Minority Interest          313,959        135,567        653,826
(313,959)      789,393

PROVISION (BENEFIT) FOR
  INCOME TAXES                      89,771         (6,864)          -
(89,771)       (6,864)

MINORITY INTEREST                     -              -              -
202,686       202,686

NET LOSS                      $    403,730   $    128,703   $    653,826   $
(403,730)  $   579,843

NET LOSS PER SHARE            $       0.10   $       0.03   $       0.15
          $      0.03

Weighted average common
  sharesoutstanding              4,100,000      4,220,000      4,377,900
4,693,800    17,391,700



NOTES TO UNAUDITED PRO FORMA STATEMENTS
AS OF JUNE 30, 1995

(1) On July 7, 1995, the Company, Archway and William Leibstone Associates, Inc. ("WLAI"), an entity owned by the former majority stockholder of the Company entered into an agreement to exchange shares of the Company's common stock for shares of Archway's common stock on a one-for-one basis.
On July 14, 1995, all 13,291,700 outstanding shares of Archway were exchanged by the shareholders for restricted shares issued by the Company. The pro forma adjustments reflect the effects of the acquisition of the Company which has been accounted for using the purchase method in accordance with APB Opinion No. 16.

On July 14, 1995, as part of the above referenced agreement, the Company sold the net operating assets of the textile and packaging divisions to WLAI. WLAI issued a note to the Company in the amount of $941,348 secured by 1,100,000 shares of stock of the Company owned by William Leibstone. The note was for a three year term and accrues interest at a rate of 9% per year compounded quarterly. The pro forma adjustments reflected in the statement of operations give effect to this sale by removing the operating results of the Company and all other income and expense items and the provision and benefit for income taxes. No adjustments have been included to reflect the interest income that would have been realized on this note or other benefits resulting from the increase in cash on the historical operating results of Archway.

The fair value of the Company as acquired was determined to approximate the net book value in accordance with the purchase method as described in APB Opinion No. 16 by considering the values of the securities exchanged as well as the agreement to sell the operating assets and liabilities as a part of the acquisition.


(2) Effective April 1, 1995, Archway acquired Clearshield, a Florida corporation in the business of manufacturing clear polycarbonate hurricane protection panels, utilizing a three-for-one share exchange. Archway issued 9,071,700 shares to the shareholders of Clearshield in exchange for 3,023,900 shares of Clearshield which equaled 69% of the then issued and outstanding shares of Clearshield. An additional 11,000 shares were issued by Clearshield prior to June 30, 1995. The pro forma adjustments reflect the effects of the acquisition of Clearshield by Archway which has been accounted for using the purchase method in accordance with APB Opinion No. 16. Archway's pre-acquisition board of directors maintained control of the board after the acquisition and subsequently gained control of the BLAI board of directors. Due to this and other reasons it was determined that Archway should in fact be treated as the acquirer.

The fair value of the shares issued for the majority interest in Clearshield was determined to approximate the net book value for the percentage of interest acquired. Therefore, no write-up of assets to fair market value was considered.


(3) The adjusted net loss per common share and common share equivalent is based upon the weighted average number of shares of the Company's outstanding stock and the equivalent number of shares that would have been issued to the original shareholders of Archway based upon the exchange ratio assuming the acquisition had taken place at the beginning of the periods presented.